Exhibit 99.1

Nucor Reports Results for First Quarter of 2016

CHARLOTTE, N.C., April 21, 2016 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $70.8 million, or $0.22 per diluted share, for the first quarter of 2016. By comparison, Nucor reported net earnings of $67.8 million, or $0.21 per diluted share, for the first quarter of 2015 and adjusted net earnings of $144.7 million, or $0.45 per diluted share, for the fourth quarter of 2015. Fourth quarter of 2015 adjusted net earnings excludes a $153.0 million ($0.47 per diluted share) impairment charge related to our Duferdofin Nucor S.r.l. joint venture and an $84.1 million ($0.17 per diluted share) impairment charge on assets related to a blast furnace project that will not be utilized in the future. Including these impairment charges, Nucor's net loss for the fourth quarter of 2015 was $62.0 million, or $0.19 per diluted share.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the first quarter of 2016 and 2015 (in thousands):

	Three Months (13 Weeks) Ended
	April 2, 2016	April 4, 2015

Steel mills	$ 279,835	$ 217,128
Steel products	42,367	32,458
Raw materials	(63,372)	(41,497)
Corporate/eliminations	(117,304)	(89,044)
	$ 141,526	$ 119,045

Nucor's first quarter of 2016 results include a charge of $27.5 million ($0.05 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting. The charge is compared with a credit of $16.5 million ($0.03 per diluted share) in the first quarter of 2015 and a credit of $217.8 million ($0.41 per diluted share) in the fourth quarter of 2015. The LIFO charge taken in the first quarter of 2016 was above our quantitative guidance of $15.0 million ($0.03 per diluted share) as recent increases in scrap prices affected our estimate of expected inventory values at the end of 2016. Also included in the first quarter of 2016 earnings are out-of-period non-cash gains totaling $13.4 million ($0.04 per diluted share) related to a noncontrolling interest adjustment and to tax adjustments.

Nucor's consolidated net sales decreased 16% to $3.72 billion in the first quarter of 2016 from $4.40 billion in the first quarter of 2015 and increased 7% compared with $3.46 billion in the fourth quarter of 2015. Average sales price per ton in the first quarter of 2016 decreased 23% from the first quarter of 2015 and decreased 11% from the fourth quarter of 2015. Total tons shipped to outside customers were 6,148,000 tons in the first quarter of 2016, a 9% increase from the first quarter of 2015 and a 20% increase from the fourth quarter of 2015. Total first quarter steel mill shipments increased 16% from the first quarter of 2015 and increased 27% from the fourth quarter of 2015. First quarter downstream steel products shipments to outside customers decreased 1% from the first quarter of 2015 and decreased 6% from the fourth quarter of 2015.

The average scrap and scrap substitute cost per ton used during the first quarter of 2016 was $193, a decrease of 40% from $324 in the first quarter of 2015 and a decrease of 12% compared to $219 in the fourth quarter of 2015.

Overall operating rates at our steel mills increased to 74% in the first quarter of 2016 as compared to 65% in the first quarter of 2015 and 63% in the fourth quarter of 2015.

Total steel mill energy costs in the first quarter of 2016 decreased approximately $7 per ton compared to the first quarter of 2015 and decreased approximately $2 per ton compared to the fourth quarter of 2015. The decrease from the first quarter of 2015 was due to significantly lower electricity and natural gas unit costs and improved productivity from higher steel production volumes. The decrease from the fourth quarter of 2015 was due to improved productivity from higher steel production volumes and lower natural gas unit costs.

Our liquidity position remains strong with $2.33 billion in cash and cash equivalents and short-term investments. Subsequent to the end of the first quarter, we amended and extended our undrawn $1.5 billion line of credit to mature in April 2021.

In February, Nucor's board of directors declared a cash dividend of $0.375 per share payable on May 11, 2016 to stockholders of record on March 31, 2016. This dividend is Nucor's 172nd consecutive quarterly cash dividend, a record we expect to continue.

As expected, operating performance at the steel mills segment for the first quarter of 2016 increased compared to the fourth quarter of 2015. First quarter performance benefited from a lower average cost of inventory at the beginning of the quarter and improved market conditions. Positive market factors included a small decline in import volumes and more balanced inventory levels at service center customers. Energy, heavy equipment and agricultural markets remain weak. The automotive markets remain strong.

Imports continue to impact the U.S. steel industry. Several important trade cases are in progress, and the Department of Commerce has announced preliminary duties. We are confident that once all the facts are known, final determinations by the Department of Commerce will fully address all dumping and subsidies associated with these cases.

The performance of our downstream products segment decreased from the fourth quarter of 2015 due to typical first quarter seasonality in nonresidential construction markets, but increased compared to the first quarter of 2015. We expect nonresidential construction activity to outpace 2015 levels for the balance of the year.

The performance of the raw materials segment improved from the fourth quarter of 2015 primarily due to improved performance at our scrap processing businesses. Nucor Steel Louisiana completed a planned maintenance outage in the fourth quarter of 2015, and the facility did not immediately resume operations until late January due to market conditions. The profitability of both of our direct reduced iron (DRI) facilities has been negatively impacted by the depressed levels of pricing for alternative raw materials.

We expect earnings in the second quarter of 2016 to be significantly improved from the first quarter of 2016. Performance of the steel mills segment is expected to improve in the second quarter of 2016 as compared to the first quarter of 2016 as recently announced price increases for many of our products are being accepted in the market. This improved performance by the steel mills segment in the second quarter of 2016 will be tempered by rising scrap prices. We expect increased profitability for our downstream products segment in the second quarter of 2016 as compared to the first quarter of 2016 due to seasonal factors as improving weather conditions benefit nonresidential construction markets. The performance of the raw materials segment is expected to improve in the second quarter of 2016 as compared to the first quarter of 2016 due to improved pricing at both our scrap processing businesses and DRI facilities.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2015 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 21, 2016 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(In thousands)

	Three Months (13 Weeks) Ended
	April 2, 2016	April 4, 2015	Percentage Change
Steel mills production	5,390	4,758	13%
Steel mills total shipments	5,647	4,887	16%

Sales tons to outside customers:
Steel mills	4,899	4,165	18%
Joist	98	89	10%
Deck	101	82	23%
Cold finished	119	130	-8%
Fabricated concrete
reinforcing steel	242	262	-8%
Other	689	907	-24%
	6,148	5,635	9%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	April 2, 2016	April 4, 2015

Net sales	$ 3,715,576	$ 4,399,440

Costs, expenses and other:
Cost of products sold	3,428,628	4,111,158
Marketing, administrative and other expenses	109,745	124,561
Equity in (earnings) losses of unconsolidated affiliates	(9,245)	259
Interest expense, net	44,922	44,417
	3,574,050	4,280,395
Earnings before income taxes and
noncontrolling interests	141,526	119,045
Provision for income taxes	37,065	34,753
Net earnings	104,461	84,292
Earnings attributable to
noncontrolling interests	33,707	16,492
Net earnings attributable to
Nucor stockholders	$ 70,754	$ 67,800

Net earnings per share:
Basic	$0.22	$0.21
Diluted	$0.22	$0.21

Average shares outstanding:
Basic	319,240	320,315
Diluted	319,294	320,483

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	April 2, 2016	Dec. 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 2,278,488	$ 1,939,469
Short-term investments	50,000	100,000
Accounts receivable, net	1,493,892	1,383,823
Inventories, net	2,007,879	2,145,444
Other current assets	175,890	185,644

Total current assets	6,006,149	5,754,380

Property, plant and equipment, net	4,813,565	4,891,153

Goodwill	2,025,380	2,011,278

Other intangible assets, net	756,724	770,672

Other assets	793,286	799,461

Total assets	$ 14,395,104	$ 14,226,944

LIABILITIES
Current liabilities:
Short-term debt	$ 36,655	$ 51,315
Accounts payable	758,703	566,527
Salaries, wages and related accruals	237,107	289,004
Accrued expenses and other current liabilities	517,665	478,327

Total current liabilities	1,550,130	1,385,173

Long-term debt due after one year	4,337,875	4,337,145

Deferred credits and other liabilities	729,027	718,613

Total liabilities	6,617,032	6,440,931

EQUITY
Nucor stockholders' equity:
Common stock	151,426	151,426
Additional paid-in capital	1,925,255	1,918,970
Retained earnings	7,206,570	7,255,972
Accumulated other comprehensive loss,
net of income taxes	(296,164)	(351,362)
Treasury stock	(1,560,619)	(1,558,128)
Total Nucor stockholders' equity	7,426,468	7,416,878

Noncontrolling interests	351,604	369,135

Total equity	7,778,072	7,786,013

Total liabilities and equity	$ 14,395,104	$ 14,226,944

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	April 2, 2016	April 4, 2015

Operating activities:
Net earnings	$ 104,461	$ 84,292
Adjustments:
Depreciation	152,249	157,934
Amortization	18,112	18,655
Stock-based compensation	7,300	6,453
Deferred income taxes	5,529	(10,173)
Distributions from affiliates	36,015	-
Equity in (earnings) losses of unconsolidated affiliates	(9,245)	259
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(104,252)	343,497
Inventories	142,516	330,842
Accounts payable	197,350	(237,847)
Federal income taxes	23,273	39,397
Salaries, wages and related accruals	(49,453)	(122,226)
Other operating activities	27,004	(47,389)

Cash provided by operating activities	550,859	563,694

Investing activities:
Capital expenditures	(80,697)	(77,523)
Investment in and advances to affiliates	(6,098)	(20,776)
Disposition of plant and equipment	5,309	2,604
Acquisitions (net of cash acquired)	(1,386)	-
Purchases of investments	(50,000)	(111,927)
Proceeds from the sale of investments	100,000	100,000
Other investing activities	792	1,870

Cash used in investing activities	(32,080)	(105,752)

Financing activities:
Net change in short-term debt	(14,671)	(180,239)
Issuance of common stock	-	423
Excess tax benefits from stock-based compensation	353	200
Distributions to noncontrolling interests	(49,853)	(24,981)
Cash dividends	(120,153)	(119,712)
Acquisition of treasury stock	(5,173)	-
Other financing activities	(559)	(536)

Cash used in financing activities	(190,056)	(324,845)

Effect of exchange rate changes on cash	10,296	(3,304)

Increase in cash and cash equivalents	339,019	129,793

Cash and cash equivalents - beginning of year	1,939,469	1,024,144

Cash and cash equivalents - end of three months	$ 2,278,488	$ 1,153,937

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (4,949)	$ (7,812)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas, 704-972-1841; For Media Inquiries: Katherine Miller, 704-353-9015